Exhibit 4.4

FIRST AMENDMENT
TO
SECURITYHOLDERS AGREEMENT
OF
TRANSPORT INVESTORS, LLC

This FIRST AMENDMENT (this “Amendment”) to the Securityholders Agreement (the “Securityholders Agreement”) of Transport Investors, LLC, a Delaware limited liability company (the “Company”) (capitalized terms used in this Amendment and not otherwise defined herein have the meanings given them in the Securityholders Agreement) is made effective as of January 23, 2007.

WHEREAS, the Members of the Company initially entered into the Securityholders Agreement effective as of January 6, 2006;

WHEREAS, the undersigned, Marathon Fund Limited Partnership V (“Marathon”), holds a majority of the outstanding Class A Units of the Company;

WHEREAS, the undersigned, Michael J. Paxton (“Paxton”), holds a majority of the outstanding Class B Units of the Company and a majority of the outstanding Employee Securities of the Company;

WHEREAS, Marathon and Paxton amended the Company’s Limited Liability Company Agreement (the “LLC Agreement”) in order to (i) authorize the future issuance of 1,000 additional Class B Units of the Company and (ii) create and authorize the future issuance of Class C Units of the Company as of the date hereof; and

WHEREAS, the undersigned, pursuant to Section 5.1 of the Securityholders Agreement, wish to amend the Securityholders Agreement to provide for (i) the authorization and future issuance of additional Class B Units of the Company, (ii) the creation and future issuance of Class C Units of the Company and (iii) the redemption of Employee Securities by the Company.

NOW, THEREFORE, the undersigned hereby agree to amend the Securityholders Agreement as follows:

1.  Section 3.7.  Section 3.7 is amended and replaced in its entirety by the following:

3.7.  Issuance of Additional Class B and Class C Units.

(a)                                 Issuance of Class B Units.  Notwithstanding any other provision of this Agreement, the Company shall issue no Class B Units in excess of the number of such Class B Units authorized or issued and outstanding as of the effective date of this Amendment without the prior written Consent of holders of Class B Units having a majority of the then outstanding Class B Units; provided, however, that any Class B Units repurchased by the Company pursuant to the terms of this Agreement or pursuant to any other agreement or arrangement shall no longer be considered to be issued and outstanding for purposes of this Agreement or the LLC Agreement and shall once again be available for issuance by the Company without the consent of the holders of Class B Units.

(b)                                 Issuance of Class C Units.  Notwithstanding any other provision of this Agreement, the Company shall issue no Class C Units in excess of the number of such Class C Units authorized or issued and outstanding as of the effective date of this Amendment without the prior written Consent of holders of Class C Units having a majority of the then outstanding Class C Units; provided, however, that any Class C Units repurchased by the Company pursuant to the terms of this Agreement or pursuant to any other agreement or arrangement shall no longer be considered to be issued and outstanding for purposes of this Agreement or the LLC Agreement and shall once again be available for issuance by the Company without the consent of the holders of Class C Units.

2.  Section 6.1.  The following existing definition in Section 6.1 is amended and restated in its entirety to provide as follows:

“Exempt Transfer” means a Transfer of Employee Securities (a) pursuant to an exercise of tag-along rights as an Other Holder under Section 3.2, (b) pursuant to a Sale of the Company under Section 4.1 or other transaction approved under Section 2.2, (c) to the Company pursuant to a Call Option or a Put Option under a Management Contribution Agreement, (d) pursuant to a Public Sale, (e) upon the death of the holder pursuant to the applicable laws of descent and distribution, (f) solely to or among such Person’s Family Group, (g) incidental to the exercise, conversion or exchange of such securities in accordance with their terms, any combination of shares (including any reverse stock split) or any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company, or (h) to the Company pursuant to the terms of a redemption or similar agreement entered into between the Company and the Securityholder at the sole discretion of the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

TRANSPORT INVESTORS, LLC:

By:	/s/ Van Zandt Hawn
Name:	Van Zandt Hawn
Its:	Chief Executive Officer

MARATHON FUND LIMITED PARTNERSHIP V:

By:	MILTIADES LIMITED PARTNERSHIP
Its:	Sole General Partner

By:	MARATHON ULTIMATE GP, LLC

By:	/s/ Van Zandt Hawn
Name:	Van Zandt Hawn
Its:	Manager

EXECUTIVE:

/s/ Michael Paxton
MICHAEL J. PAXTON